Exhibit 99.1

Velo3D Announces the Commencement of OTCQX Trading

FREMONT, California – Sept. 11, 2024 – Velo3D, Inc. (OTCQX: VLDX), the leader in scalable metal 3D printing technology for production manufacturing, today announces that its common stock anticipates the commencement of trading on the OTCQX® Best Market under the symbol “VLDX” The company previously traded on the New York Stock Exchange.

Trading on the OTCQX Best Market offers more than 12,000 companies efficient, cost-effective access to the U.S. capital markets. Streamlined market requirements for OTCQX are designed to help companies lower the cost and complexity of being publicly traded, while providing transparent trading for their investors. To qualify for OTCQX, companies must meet high financial standards, follow best practice corporate governance, and demonstrate compliance with applicable securities laws.

U.S. investors can find current financial disclosure and Real-Time Level 2 quotes for the company on www.otcmarkets.com.

About Velo3D:

Velo3D is a metal 3D printing technology company. 3D printing—also known as additive manufacturing (AM)—has a unique ability to improve the way high-value metal parts are built. However, legacy metal AM has been greatly limited in its capabilities since its invention almost 30 years ago. This has prevented the technology from being used to create the most valuable and impactful parts, restricting its use to specific niches where the limitations were acceptable.

Velo3D has overcome these limitations so engineers can design and print the parts they want. The company’s solution unlocks a wide breadth of design freedom and enables customers in space exploration, aviation, energy, and semiconductor to innovate the future in their respective industries. Using Velo3D, these customers can now build mission-critical metal parts that were previously impossible to manufacture. The fully integrated solution includes the Flow print preparation software, the Sapphire family of printers, and the Assure quality control system. Through this vertically integrated approach, the Velo3D ecosystem facilitates scalable metal AM using the same print file across any Sapphire system, ensuring repeatable outcomes without the need for additional optimization. This enhances manufacturing scalability and supply chain flexibility, allowing Velo3D customers to seamlessly adapt to fluctuating demand. The company delivered its first Sapphire system in 2018 and has been a strategic partner to innovators such as SpaceX, Aerojet Rocketdyne, Lockheed Martin, Avio, and General Motors. Velo3D has been named as one of Fast Company’s Most Innovative Companies for 2023. For more information, please visit Velo3D.com, or follow the company on LinkedIn or Twitter.

VELO, VELO3D, SAPPHIRE and INTELLIGENT FUSION, are registered trademarks of Velo3D, Inc.; and WITHOUT COMPROMISE, FLOW, FLOW DEVELOPER, and ASSURE are trademarks of Velo3D, Inc. All Rights Reserved © Velo3D, Inc.

Exhibit 99.1

About OTC Markets Group Inc.

OTC Markets Group Inc. (OTCQX: OTCM) operates regulated markets for trading 12,000 U.S. and international securities. Our data-driven disclosure standards form the foundation of our three public markets: OTCQX®Best Market, OTCQB® Venture Market and Pink® Open Market.

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OTC Markets Group Inc., +1 (212) 896-4428, media@otcmarkets.com

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Investor Relations:
Velo3D
Bob Okunski, VP Investor Relations
investors@velo3d.com

Media Contact:
Velo3D
Dan Sorensen, Senior Director of PR
press@velo3d.com